NEWS RELEASE

	Contacts:	Billy F. Mitcham, Jr., President & CEO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE		Jack Lascar / Karen Roan Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES REPORTS FISCAL 2014
FOURTH QUARTER AND FULL YEAR RESULTS

HUNTSVILLE, TX – APRIL 2, 2014 – Mitcham Industries, Inc. (NASDAQ: MIND) today announced financial results for its fiscal 2014 fourth quarter and year ended January 31, 2014.

Total revenues for the fourth quarter of fiscal 2014 were $23.6 million compared to $28.4 million in the fourth quarter of fiscal 2013. Equipment leasing revenues, excluding equipment sales, increased to $12.3 million in the fourth quarter compared to $11.6 million in the same period last year. Net income was $1.8 million, or $0.14 per diluted share, in the fourth quarter of fiscal 2014 compared to $3.4 million, or $0.26 per diluted share, in the fourth quarter of fiscal 2013. EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of fiscal 2014 was $10.1 million, or 43% of revenues, compared to $12.0 million, or 42% of revenues, in the same period last year. EBITDA, which is not a measure determined in accordance with United States generally accepted accounting principles (“GAAP”), is defined and reconciled to reported net income and cash provided by operating activities in the accompanying financial tables.

Total revenues for fiscal 2014 were $92.1 million compared to $104.7 million in fiscal 2013. Net income in fiscal 2014 was $4.8 million, or $0.36 per diluted share, compared to $17.1 million, or $1.29 per diluted share, in fiscal 2013. EBITDA in fiscal 2014 was $37.1 million, or 40% of total revenues, compared to $48.5 million, or 46% of total revenues, in fiscal 2013.

Bill Mitcham, President and CEO, stated, “Our fourth quarter results generally unfolded as we had anticipated, with quarter to quarter sequential improvement and marginal year over year improvement in our core equipment leasing business. Our equipment leasing revenues in the fourth quarter of fiscal 2014 rose 56% on a sequential basis and 6% from the fourth quarter of fiscal 2013. We experienced renewed land leasing activity in Latin America, resulting in increased leasing revenues on both a sequential and year-over-year basis. In Russia, the winter season is proving to be stronger than last year. We deployed additional equipment to that region in response to the increased demand, and in addition, some contracts in Russia started earlier than last year. Europe continued to show improvement, with leasing revenues up compared to a year ago. Leasing revenues in the U.S. for the fourth quarter of fiscal 2014 were also above the third quarter as well as one year ago; however, we don’t think this is indicative of a trend as it was due to one large project that did not extend beyond the fourth quarter.

“As expected, Seamap’s fourth quarter results showed strong sequential improvement, with the delivery of one BuoyLink system, one GunLink 4000 system and the first PGS SourceLink. We expected to ship another GunLink 4000 system in the fourth quarter, but that delivery was postponed by the customer until the first quarter of fiscal 2015 due to lack of vessel availability.

“The winter season in Canada is turning out to be much weaker than last year. Based on discussions with our customers and some published reports, we believe the overall seismic market in Canada is down approximately 40% from a year ago. Despite this overall weakness, we have seen an increase in demand for wireless recording equipment in Canada and, as a result and as previously disclosed, we purchased wireless equipment in the fourth quarter for a specific project that began in the first quarter of fiscal 2015.

“Looking ahead, we expect modest improvement in our results for all of fiscal 2015. We are seeing increasing levels of bidding activity in many parts of the world, even though there is not much improvement in activity in the U.S. and the outlook in Canada is uncertain. Latin America looks more promising this year, with increasing levels of seismic exploration activity in Colombia, Bolivia, Peru, Brazil and potentially Mexico. As we have discussed previously, we deployed a significant amount of newly-purchased wireless equipment into Latin America in the fourth quarter in response to specific customer demand.

“In Europe, based on feedback from our customers, we expect continued improved leasing activity in fiscal 2015. Accordingly, we have plans to redeploy some equipment to Europe in the coming months. Russian seismic activity should continue through the first quarter, and we may see a few projects continue into the second quarter. Leasing activity in the Asia Pacific region remains steady, and down hole tool leasing continues to improve.

“We believe Seamap will have improved results this year. We expect to deliver additional source controller systems to PGS as well as to others, and we are seeing increasing interest for the latest version of our RGPS tracking system, BuoyLink 4DX, which we introduced in the second half of fiscal 2014. We are also beginning to see indications of improvement in marine leasing.

“Despite uncertainties in the market, we remain cautiously optimistic that fiscal 2015 will bring a better operating environment and improved results compared to last year, although we may not see that improvement until after the first quarter. In addition, we continue to maintain a strong financial position to support our leadership position in our markets.”

FISCAL 2014 FOURTH QUARTER RESULTS

Total revenues for the fourth quarter of fiscal 2014 were $23.6 million compared to $28.4 million in the same period last year. A significant portion of our revenues are typically generated from geographic areas outside the United States, and during the fourth quarter of fiscal 2014, the percentage of revenues from international customers was approximately 86% compared to 79% in the fourth quarter of fiscal 2013.

Equipment leasing revenues for the fourth quarter of fiscal 2014 excluding equipment sales increased 6% to $12.3 million from $11.6 million in the same period last year. The year-over-year increase in fourth quarter equipment leasing revenues was primarily due to renewed land leasing activity in Latin America, continued improved activity in Europe, increased demand in Russia, as well as higher leasing revenues in the U.S. due to one particular project that did not extend beyond the fourth quarter.

Lease pool equipment sales were $663,000 for the fourth quarter of fiscal 2014 compared to $4.0 million in the fourth quarter a year ago. Sales of new seismic, hydrographic and oceanographic equipment were $2.0 million for the fourth quarter of fiscal 2014 compared to $3.9 million in the fourth quarter a year ago.

Seamap equipment sales for the fourth quarter of fiscal 2014 were $8.7 million compared to $8.9 million in the same period a year ago. The fiscal 2014 fourth quarter included the delivery of one GunLink 4000 system, one BuoyLink RGPS system and one PGS SourceLink system, along with other equipment sales and after-market business. The fourth quarter of last year included deliveries of one GunLink 4000 system and one BuoyLink RGPS system.

Lease pool depreciation expense in the fourth quarter of fiscal 2014 declined to $7.4 million compared to $8.3 million in the same period a year ago, mainly due to certain equipment reaching the end of its depreciable life. Lease pool additions in the fourth quarter of fiscal 2014 were approximately $34.6 million, largely comprised of new wireless equipment in response to specific requests from customers, compared to $12.6 million in the fourth quarter of fiscal 2013. For the full year fiscal 2014, lease pool additions totaled approximately $49.0 million, which included approximately $37 million of new wireless equipment, compared to $39.1 million in fiscal 2013.

Gross profit in the fourth quarter of fiscal 2014 was $8.2 million compared to $8.8 million in the fourth quarter a year ago. Gross profit margin in the fourth quarter of fiscal 2014 improved to 34.5% of revenue compared to 30.9% in fourth quarter of fiscal 2013. EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of fiscal 2014 was $10.1 million, or 43% of revenues, compared to $12.0 million, or 42% of revenues, in the same period last year.

FISCAL 2014 RESULTS

Total revenues for fiscal 2014 were $92.1 million compared to $104.7 million in fiscal 2013. Equipment leasing revenues, excluding equipment sales, were $46.8 million in fiscal 2014 compared to $54.6 million a year ago. Lease pool equipment sales in fiscal 2014 were $6.9 million versus $11.4 million in fiscal 2013. Other equipment sales, which consist of sales of new seismic, hydrographic and oceanographic equipment, in fiscal 2014 were $13.4 million compared to $7.5 million in fiscal 2013. Seamap equipment sales in fiscal 2014 were $25.1 million compared to $31.2 million last year.

Gross profit in fiscal 2014 was $32.0 million compared to $37.4 million in fiscal 2013, with gross profit margin for the two years of 34.8% and 35.7%, respectively. G&A expense rose to $23.7 million in fiscal 2014 from $22.5 million in fiscal 2013, primarily reflecting higher expenses related to personnel costs associated with increased headcount, especially in our expanded operations in Latin America and Europe. Net income in fiscal 2014 was $4.8 million, or $0.36 per diluted share, compared to $17.1 million, or $1.29 per diluted share, in fiscal 2013. Included in fiscal 2014 results is approximately $1.0 million for doubtful accounts pertaining to Latin America and Asia compared to a recovery of $428,000 that had previously been declared uncollectible in fiscal 2013. The effective tax rate for fiscal 2014 was 21%, which is lower than the U.S. statutory rate primarily due to earnings that are taxed in foreign jurisdictions with lower tax rates. EBITDA in fiscal 2014 was $37.1 million, or 40% of total revenues, compared to $48.5 million, or 46% of total revenues, in fiscal 2013.

SHARE REPURCHASE PROGRAM

In April 2013, our Board of Directors authorized a share repurchase program for up to 1.0 million shares of common stock through December 31, 2014. There were no share repurchases during the fiscal 2014 fourth quarter. In fiscal 2014, we repurchased 147,900 shares of common stock at an average cost of approximately $14.82 per share. These purchases were made in open market transactions. Future purchases may be made from time to time, based on market conditions, legal requirements and other corporate considerations, in the open market or otherwise on a discretionary basis. We expect to finance any repurchases from a combination of cash on hand, cash provided by operating activities and proceeds from our revolving credit facility.

CONFERENCE CALL

We have scheduled a conference call for Thursday, April 3 at 9:00 a.m. Eastern Time to discuss our fiscal 2014 fourth quarter and full year results. To access the call, please dial (480) 629-9835 and ask for the Mitcham Industries call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Mitcham Industries corporate website, http://www.mitchamindustries.com, by logging onto the site and clicking “Investor Relations.” A telephonic replay of the conference call will be available through April 17, 2014 and may be accessed by calling (303) 590-3030 and using passcode 4673994#. A web cast archive will also be available at http://www.mitchamindustries.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at Dennard ? Lascar Associates (713) 529-6600 or email dwashburn@dennardlascar.com.

Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, Mitcham designs, manufactures and sells specialized seismic marine equipment.

Certain statements and information in this press release concerning results for the quarter ended January 31, 2014 may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “plan,” “intend,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts of our existing operations and do not include the potential impact of any future acquisitions. Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections.

For additional information regarding known material factors that could cause our actual results to differ from our projected results, please see our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publically update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Tables to Follow

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	January 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$15,162	$15,150
Restricted cash	81	801
Accounts receivable, net of allowance for doubtful accounts of $3,833 and $3,374 at January 31, 2014 and 2013, respectively	29,514	23,131
Current portion of contracts and notes receivable	1,005	2,096
Inventories, net	8,338	6,188
Prepaid income taxes	2,177	5,591
Deferred tax asset	1,968	1,842
Prepaid expenses and other current assets	3,915	3,079
Total current assets	62,160	57,878
Seismic equipment lease pool and property and equipment, net	129,573	119,608
Intangible assets, net	3,201	3,989
Goodwill	4,320	4,320
Deferred tax asset	6,133	4,296
Other assets	32	316

Total assets	$205,419	$190,407

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$10,745	$6,921
Current maturities – long-term debt	75	145
Deferred revenue	35	539
Accrued expenses and other current liabilities	1,583	1,875
Total current liabilities	12,438	9,480
Non-current income taxes payable	408	376
Long-term debt, net of current maturities	22,125	4,238

Total liabilities	34,971	14,094
Shareholders’ equity:
Preferred stock, $1.00 par value; 1,000 shares authorized; none issued and outstanding	—	—
Common stock $.01 par value; 20,000 shares authorized;13,907 and 13,763 shares issued at January 31, 2014 and 2013, respectively at January 31, 2014 and January 31, 2013, respectively	139	138
Additional paid-in capital	118,156	116,506
Treasury stock, at cost (1,075 and 926 shares at January 31, 2014 and 2013, respectively)	(7,075)	(4,860)
Retained earnings	61,116	56,348
Accumulated other comprehensive income	(1,888)	8,181

Total shareholders’ equity	170,448	176,313

Total liabilities and shareholders’ equity	$205,419	$190,407

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	For the Three Months Ended January 31,		For the Twelve Months
			Ended January 31,
	2014	2013	2014	2013
Revenues:
Equipment leasing	$12,321	$11,640	$46,756	$54,592
Lease pool equipment sales	663	4,003	6,851	11,412
Seamap equipment sales	8,664	8,868	25,086	31,169
Other equipment sales	1,999	3,890	13,415	7,512

Total revenues	23,647	28,401	92,108	104,685

Cost of sales:
Direct costs — equipment leasing	1,660	1,655	5,517	7,963
Direct costs — lease pool depreciation	7,391	8,266	29,412	33,405
Cost of lease pool equipment sales	215	2,291	2,295	6,043
Cost of Seamap and other equipment sales	6,216	7,416	22,869	19,861

Total cost of sales	15,482	19,628	60,093	67,272

Gross profit	8,165	8,773	32,015	37,413
Operating expenses:
General and administrative	5,496	5,647	23,669	22,539
Provision for (recovery of) doubtful accounts	—	—	1,048	(428)
Depreciation and amortization	369	369	1,493	1,400

Total operating expenses	5,865	6,016	26,210	23,511

Operating income	2,300	2,757	5,805	13,902
Other income (expenses):
Interest, net	(130)	33	(10)	11
Other, net	9	575	231	(389)

Total other (expense) income	(121)	608	221	(378)

Income before income taxes	2,179	3,365	6,026	13,524
(Provision for) benefit from income taxes	(397)	50	(1,258)	3,527

Net income	$1,782	$3,415	$4,768	$17,051

Net income per common share:
Basic	$0.14	$0.27	$0.37	$1.34

Diluted	$0.14	$0.26	$0.36	$1.29

Shares used in computing net income per common share:
Basic	12,752	12,799	12,763	12,715
Diluted	13,165	13,176	13,177	13,242

MITCHAM INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Years Ended January 31,
	2014	2013
Cash flows from operating activities:
Net income	$4,768	$17,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,037	34,939
Stock-based compensation	1,143	1,586
Provision for doubtful accounts, net of charge offs	1,048	(636)
Provision for inventory obsolescence	(60)	163
Gross profit from sale of lease pool equipment	(4,556)	(5,369)
Excess tax expense (benefit) from exercise of non-qualified stock options and restricted shares	5	(420)
Deferred tax benefit	(2,204)	(4,450)
Changes in non-current income taxes payable	32	(5,059)
Changes in:
Trade accounts and contracts receivable	(9,142)	13,331
Inventories	(2,836)	718
Income taxes payable and receivable	3,215	(6,718)
Prepaid foreign income tax	—	3,519
Accounts payable, accrued expenses and other current liabilities	100	(4,091)
Prepaids and other, net	(1,335)	(307)

Net cash provided by operating activities	21,215	44,257

Cash flows from investing activities:
Purchases of seismic equipment held for lease	(43,509)	(44,694)
Purchases of property and equipment	(549)	(965)
Sales of used lease pool equipment	6,851	11,412
Payment for earn-out provision	—	(450)
Net cash used in investing activities	(37,207)	(34,697)

Cash flows from financing activities:
Net proceeds from (payments on) revolving line of credit	18,000	(8,550)
Proceeds from equipment notes	—	147
Payments on borrowings	(136)	(1,532)
Net proceeds from (purchases of) short-term investment	652	(689)
Proceeds from issuance of common stock upon exercise of options	498	329
Purchase of treasury stock	(2,200)
Net proceeds from public offering of common stock	—	—
Excess tax benefit from exercise of non-qualified stock options	(5)	420
Net cash provided by (used in) financing activities	16,809	(9,875)
Effect of changes in foreign exchange rates on cash and cash equivalents	(805)	178

Net increase (decrease) in cash and cash equivalents	12	(137)
Cash and cash equivalents, beginning of year	15,150	15,287

Cash and cash equivalents, end of year	$15,162	$15,150

MITCHAM INDUSTRIES, INC.
Reconciliation of Net Income and Net Cash Provided by Operating Activities to EBITDA
(Unaudited)

	For the Three Months Ended		For the Twelve Months
	January 31,		Ended
			January 31,
	2014	2013	2014	2013
Reconciliation of Net Income
to EBITDA and Adjusted EBITDA		(in thousands)
Net income	$1,782	$3,415	$4,768	$17,051
Interest expense (income), net	110	(33)	(10)	(11)
Depreciation, amortization and impairment	7,795	8,669	31,037	34,939
Provision for (benefit from) income taxes	397	(50)	1,258	(3,527)
EBITDA (1)	10,084	12,001	37,053	48,452
Stock-based compensation	304	263	1,143	1,586

Adjusted EBITDA (1)	$10,388	$12,264	$38,196	$50,038

Reconciliation of Net Cash Provided by Operating Activities to EBITDA
Net cash provided by operating activities	$2,525	$8,128	$21,215	$44,257
Stock-based compensation	(304)	(263)	(1,143)	(1,586)
Provision for (recovery of) doubtful accounts	—	—	(1,048)	636
Changes in trade accounts and contracts receivable	5,850	3,570	9,142	(13,331)
Interest paid	136	86	342	533
Taxes paid, net of refunds	289	955	215	9,177
Gross profit from sale of lease pool equipment	448	1,711	4,556	5,369
Changes in inventory	9	95	2,836	718
Changes in accounts payable, accrued expenses and other current liabilities	1,238	1,291	(100)	4,091
Changes in prepaid expenses and other current assets	(114)	(1,648)	1,335	(307)
Other	7	(1,924)	(297)	(1,105)

EBITDA (1)	$10,084	$12,001	$37,053	$48,452

(1)	EBITDA is defined as net income before (a) interest income and interest expense, (b) provision for (or benefit from) income taxes and (c) depreciation, amortization and impairment. Adjusted EBITDA excludes stock-based compensation. We consider EBITDA and Adjusted EBITDA to be important indicators for the performance of our business, but not measures of performance or liquidity calculated in accordance with GAAP. We have included these non-GAAP financial measures because management utilizes this information for assessing our performance and liquidity, and as indicators of our ability to make capital expenditures, service debt and finance working capital requirements. The covenants of our credit agreements contain financial covenants based on EBITDA or Adjusted EBITDA. Management believes that EBITDA and Adjusted EBITDA are measurements that are commonly used by analysts and some investors in evaluating the performance and liquidity of companies such as us. In particular, we believe that it is useful to our analysts and investors to understand this relationship because it excludes transactions not related to our core cash operating activities. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP and should not be considered in isolation or as alternatives to cash flow from operating activities or as alternatives to net income as indicators of operating performance or any other measures of performance derived in accordance with GAAP. In evaluating our performance as measured by EBITDA, management recognizes and considers the limitations of this measurement. EBITDA and Adjusted EBITDA do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EDITDA and Adjusted EBITDA are only two of the measurements that management utilizes. Other companies in our industry may calculate EBITDA or Adjusted EBITDA differently than we do and EBITDA and Adjusted EBITDA may not be comparable with similarly titled measures reported by other companies.

Mitcham Industries, Inc.
Segment Operating Results
(unaudited)

	For the Three Months Ended		For the Twelve Months
	January 31,		Ended
			January 31,
	2014	2013	2014	2013
		(in thousands)
Revenues:
Equipment Leasing	$14,983	$19,533	$67,022	$73,516
Seamap	8,668	9,076	25,252	32,210
Inter-segment sales	(4)	(208)	(166)	(1,041)

Total revenues	23,647	28,401	92,108	104,685

Cost of sales:
Equipment Leasing	10,879	15,127	47,825	53,320
Seamap	4,691	4,752	12,653	14,817
Inter-segment costs	(88)	(251)	(385)	(865)

Total cost of sales	15,482	19,628	60,093	67,272

Gross profit	8,165	8,773	32,015	37,413
Operating expenses:
General and administrative	5,496	5,647	23,669	22,539
Provision for (recovery of) doubtful accounts	—	—	1,048	(428)
Depreciation and amortization	369	369	1,493	1,400

Total operating expenses	5,865	6,016	26,210	23,511

Operating income	$2,300	$2,757	$5,805	$13,902

Equipment Leasing Segment:

Revenue:
Equipment leasing	$12,321	$11,640	$46,756	$54,592
Lease pool equipment sales	663	4,003	6,851	11,412
New seismic equipment sales	206	663	775	1,282
SAP equipment sales	1,793	3,227	12,640	6,230

Total revenue	14,983	19,533	67,022	73,516
Cost of sales:
Lease pool depreciation	7,475	8,318	29,663	33,594
Direct costs-equipment leasing	1,660	1,654	5,517	8,200
Cost of lease pool equipment sales	215	2,291	2,295	6,043
Cost of new seismic equipment	182	297	616	655
sales
Cost of SAP equipment sales	1,347	2,567	9,734	4,828

Total cost of sales	10,879	15,127	47,825	53,320

Gross profit	$4,104	$4,406	$19,197	$20,196

Gross profit %	27%	23%	29%	27%

Seamap Segment:

Equipment sales	$8,668	$9,076	$25,252	$32,210
Cost of equipment sales	4,691	4,752	12,653	14,817

Gross profit	$3,977	$4,324	$12,599	$17,393

Gross profit %	46%	48%	50%	54%

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